EXHIBIT 12.3

     PUBLIC SERVICE COMPANY OF OKLAHOMA (CONSOLIDATED)
             RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1995
                  (Thousands Except Ratio)
                        (Unaudited)


Operating Income                                                $114,568

Adjustments:
  Federal and state income taxes                                  39,061
  Provision for deferred Federal
    and state income taxes                                         3,558
  Deferred investment tax credits                                 (2,789)
  Other income and deductions                                      2,777
  Allowance for borrowed and equity funds
    used during construction                                       4,682

        Earnings                                                $161,857


Fixed Charges:
  Interest on long-term  debt                                   $ 29,594
  Amortization of debt issuance cost                               1,568
  Other interest                                                   4,192

        Fixed  Charges                                          $ 35,354


Ratio of Earnings to Fixed Charges                                  4.58